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                                                                Exhibit 10.1


                                                                  EXECUTION COPY

                          MANAGEMENT SERVICES AGREEMENT

            THIS MANAGEMENT SERVICES AGREEMENT dated as of February 26, 1998 is between MCMS, Inc., an Idaho corporation and f/k/a Micron Custom Manufacturing Services, Inc. (the "Company"), and Cornerstone Equity Investors, LLC ("Cornerstone").

            WHEREAS, the Company desires to retain Cornerstone and Cornerstone desires to perform for the Company certain services;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

            1. Term. This Agreement shall be in effect for an initial term of five (5) years commencing on the date hereof (the "Term"), and shall be automatically extended thereafter on a year to year basis unless the Company or Cornerstone gives written notice of its desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof.

            2. Services. Cornerstone shall perform or cause to be performed such services for the Company and its direct and indirect subsidiaries as directed by the Company's board of directors and agreed to by Cornerstone, which may include, without limitation, the following:

            (a) general management services;

            (b) identification, support, negotiation and analysis of acquisitions and dispositions;

            (c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

            (d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

            (e) strategic planning functions, including evaluating major strategic alternatives; and

            (f) other services for the Company and its subsidiaries upon which the Company's board of directors and Cornerstone agree.

            3. Advisory Fees and Transaction Fees.

            (a) Payment to Cornerstone for services rendered in connection with the performance of services pursuant to this Agreement shall be $250,000 per year or such other amount as the parties hereto shall agree ("Advisory Fees") plus reasonable out-of-pocket expenses of
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Cornerstone. The Advisory Fees shall be payable quarterly in advance by the
Company in immediately available funds, the first such payment to be made promptly after the date hereof.

            (b) During the term of this Agreement, Cornerstone shall be entitled to receive from the Company a transaction fee in connection with the consummation by the Company or any of its subsidiaries of (i) each material acquisition of an additional business (ii) each material divestiture and (iii) each material financing or refinancing, in each case, in an amount equal to 1% of the aggregate value of such transaction (each such payment, a "Transaction Fee").

            (c) Upon the consummation of the recapitalization of the Company contemplated by the Recapitalization Agreement dated as of December 21, 1997, by and among Micron Electronics, Inc., the Company and Cornerstone Equity Investors IV, L.P., the Company shall pay to Cornerstone a transaction fee of $2,710,000 (the "Closing Fee") in immediately available funds, to an account designated by Cornerstone; it being understood that the Closing Fee shall be in lieu of the Transaction Fee with respect to such recapitalization.

            4. Personnel. Cornerstone shall provide and devote to the performance of this Agreement such employees, affiliates and agents of Cornerstone as Cornerstone shall deem appropriate to the furnishing of the services required.

            5. Liability. Neither Cornerstone nor any of its affiliates, members, partners, employees or agents shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of Cornerstone, its affiliates, members, partners, employees or agents acting within the scope of their employment or authority.

            6. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless Cornerstone, its affiliates, members, partners, employees and agents from and against any and all loss, liability, damage, or expenses arising from any claim (a "Claim") by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of Cornerstone, its affiliates, members, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Cornerstone, its affiliates, members, partners, employees or agents. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, and/or any of its subsidiaries and any of Cornerstone, its officers, directors, affiliates, members, partners, employees or agents or in which any of Cornerstone, its affiliates, members, partners, employees or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Cornerstone, its affiliates, members, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Cornerstone, its affiliates, members, partners, employees or agents,


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then Cornerstone shall reimburse the Company for the costs of defense and other costs incurred by the Company.

            7. Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

            To the Company:

            MCMS, Inc.
            16399 Franklin Road
            Nampa, Idaho  83687
            Attention:  President
            Telecopy No.:  (208) 893-8711

            To Cornerstone:

            Cornerstone Equity Investors, LLC
            717 Fifth Avenue, Suite 1100
            New York, NY  10022
            Attention:  Tony Downer
                            Michael E. Najjar
            Telecopy No.:  (212) 826-6798

            8. Assignment. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that, notwithstanding the foregoing, Cornerstone may assign its rights and obligations under this Agreement to any of its affiliates without the consent of the Company.

            9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties hereto.

            10. Counterparts. This Agreement may be executed and delivered by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

            11. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the


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State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.


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            IN WITNESS WHEREOF, the parties have executed this Management
Services Agreement as of the date first written above.


                                     MCMS, INC.


                                     By: /s/ Robert F. Subia
                                        -------------------------------------
                                     Name:  Robert F. Subia
                                     Title: President & CEO



                                     CORNERSTONE EQUITY INVESTORS, LLC


                                     By: /s/ Michael E. Najjar
                                        -------------------------------------
                                     Name:  Michael E. Najjar
                                     Title: Managing Director


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